Exhibit 99.1

FOR IMMEDIATE RELEASE	Ethan Allen Interiors Inc.
Investor/Media Contact:	Peg Lupton
(203) 743-8234

ETHAN ALLEN ANNOUNCES SECOND QUARTER SALES AND EARNINGS

DANBURY, CT., January 24, 2007 - Ethan Allen Interiors Inc. (“Ethan Allen” or the “Company”) (NYSE:ETH) today reported sales and earnings for the three and six months ended December 31, 2006.

Three and Six Month Results

Net delivered sales for the quarter ended December 31, 2006 amounted to $257.4 million as compared to $276.0 million in the prior year quarter. Net delivered sales for the Company’s Retail division decreased 1.4% to $177.4 million, while Wholesale sales decreased 11.7% to $165.7 million during that same period. Comparable Ethan Allen design center delivered sales decreased 8.5% as compared to the prior year quarter.

For the six months ended December 31, 2006, net delivered sales totaled $500.2 million as compared to $527.3 million in the prior year comparable period. Net delivered sales for the Company’s Retail division increased 1.5% to $343.4 million, while Wholesale sales decreased 12.2% to $321.3 million during that same period. Comparable Ethan Allen design center delivered sales decreased 5.3% as compared to the prior year comparable period.

For the quarter ended December 31, 2006, earnings per share amounted to $0.70 on net income of $22.8 million. This compares to earnings per share and net income of $0.77 and $26.2 million, respectively, in the prior year comparable period.

For the six months ended December 31, 2006, earnings per share, which includes a previously announced September 2006 restructuring and impairment charge, amounted to $0.96 on net income of $31.2 million. This compares to earnings per share and net income of $1.26 and $43.3 million, respectively, in the prior year comparable period which included a September 2005 restructuring and impairment charge. Excluding the impact of these charges in both periods, earnings per share amounted to $1.22 on net income of $39.8 million in the current year period as compared to earnings per share and net income of $1.34 and $45.9 million, respectively, in the prior year comparable period.

Farooq Kathwari, Chairman and CEO, commented: “We are pleased to report quarterly operating earnings of 14.2% of sales despite a soft home furnishings retail environment and challenging prior year comparisons which, together, resulted in a 6.7% decline in sales. Delivered sales and earnings for the December 2005 quarter were favorably impacted by stronger economic conditions and our initiative to reduce the lead time associated with the delivery of our products to the consumer. As a result, we experienced a substantial reduction in our backlog and increased profitability during the prior year quarter.”

Mr. Kathwari further stated: “Our focus remains the positioning of Ethan Allen as a provider of interior design solutions. In order to achieve this objective, we continue to strengthen the professionalism of our associates, develop stylish products which better facilitate a one-stop design experience, and open new design centers in key markets. These efforts, we believe, along with our comprehensive and coordinated marketing programs, provide us a distinct competitive advantage and an opportunity to grow our business.”

Commenting on business trends, Mr. Kathwari continued: “We saw positive trends in comparable written sales during the month of December. We also recognize that the home furnishings retail environment, as a whole, remains uncertain. At this stage, due to the strong positioning of Ethan Allen at retail, we believe the current average of analyst estimates for the fiscal third quarter ended March 31, 2007 is within reach.”

Ethan Allen Interiors Inc. is a leading manufacturer and retailer of quality home furnishings. The Company sells a full range of furniture products and decorative accessories through an exclusive network of 307 design centers in the United States and abroad, of which 149 are Company-owned. Ethan Allen has 9 manufacturing facilities, which include 2 sawmills, located throughout the United States.

The Company will conduct a Conference Call at 11:00 AM (Eastern) on Wednesday, January 24th. The live webcast and replay are accessible via the Company’s website at www.ethanallen.com/investors.

This press release should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended June 30, 2006 and other reports filed with the Securities and Exchange Commission. This press release and related discussions contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect management’s current expectations concerning future events and results of the Company, and are subject to various assumptions, risks and uncertainties. Accordingly, actual future events or results could differ materially from those contemplated by the forward-looking statements. The Company assumes no obligation to update or provide revision to any forward-looking statement at any time for any reason.

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EXHIBIT 99.1

Ethan Allen Interiors Inc.
Selected Financial Information
Unaudited
(In millions)

Selected Consolidated Financial Data:

	Three Months Ended		Six Months Ended
	12/31/06	12/31/05	12/31/06	12/31/05
Net Sales	$257.4	$276.0	$500.2	$527.3
Gross Margin	52.0%	50.7%	52.0%	50.5%
Operating Margin	14.2%	16.0%	10.1%	13.7%
Operating Margin (ex restructuring & impairment charge (credit))	14.1%	16.0%	12.9%	14.5%
Net Income	$22.8	$26.2	$31.2	$43.3
Net Income (ex restructuring & impairment charge (credit))	$22.6	$26.2	$39.8	$45.9
Operating Cash Flow	$20.9	$20.5	$56.2	$66.1
Capital Expenditures	$19.3	$16.3	$34.9	$21.1
Treasury Stock Repurchases (settlement date basis)	$-	$14.3	$17.7	$51.1
EBITDA	$42.9	$49.5	$62.9	$82.7
EBITDA as % of Net Sales	16.7%	17.9%	12.6%	15.7%
EBITDA (ex restructuring & impairment charge (credit))	$42.6	$49.5	$76.5	$86.9
EBITDA as % of Net Sales (ex restructuring & impairment charge (credit))	16.5%	17.9%	15.3%	16.5%

Selected Financial Data by Business Segment:

	Three Months Ended		Six Months Ended
Retail	12/31/06	12/31/05	12/31/06	12/31/05
Net Sales	$177.4	$180.0	$343.4	$338.4
Operating Margin	3.3%	5.2%	2.5%	3.3%

	Three Months Ended		Six Months Ended
Wholesale	12/31/06	12/31/05	12/31/06	12/31/05
Net Sales	$165.7	$187.5	$321.3	$366.0
Operating Margin	18.2%	17.9%	12.9%	17.3%
Operating Margin (ex restructuring & impairment charge (credit))	18.0%	17.9%	17.2%	18.5%

EXHIBIT 99.1

Ethan Allen Interiors Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)

	Three Months Ended December 31,		Six Months Ended December 31,
	2006	2005	2006	2005
	(unaudited)		(unaudited)
Net sales	$257,419	$276,003	$500,242	$527,317
Cost of sales	123,669	136,149	240,163	260,923

Gross profit	133,750	139,854	260,079	266,394
Operating expenses:
Selling	54,175	54,511	109,213	107,951
General & administrative	43,360	41,055	86,485	81,720
Restructuring & impairment charge (credit)	(314)	-	13,622	4,241

Total operating expenses	97,221	95,566	209,320	193,912

Operating income	36,529	44,288	50,759	72,482
Interest & other miscellaneous income	2,575	1,161	4,807	1,203
Interest & other related financing costs	2,915	2,974	5,853	3,402

Income before income tax expense	36,189	42,475	49,713	70,283
Income tax expense	13,397	16,311	18,469	26,989

Net income	$22,792	$26,164	$31,244	$43,294

Basic earnings per share:
Net income per share	$0.72	$0.79	$0.98	$1.29

Basic weighted average shares outstanding	31,737	33,078	31,776	33,499
Diluted earnings per share:
Net income per share	$0.70	$0.77	$0.96	$1.26

Diluted weighted average shares outstanding	32,503	33,845	32,567	34,236

EXHIBIT 99.1

Ethan Allen Interiors Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	December 31, 2006	June 30, 2006
	(unaudited)
Assets
Current Assets:
Cash and cash equivalents	$155,564	$173,801
Accounts receivable, net	15,212	22,179
Inventories	179,604	189,650
Prepaid expenses and other current assets	41,548	38,126

Total current assets	391,928	423,756
Property, plant, and equipment, net	312,581	294,170
Intangible assets, net	90,127	87,899
Other assets	6,122	6,416

Total Assets	$800,758	$812,241

Liabilities and Shareholders' Equity
Current Liabilities:
Current maturities of long-term debt	$39	$39
Customer deposits	46,709	53,203
Accounts payable	23,403	28,549
Accrued expenses and other current liabilities	64,217	63,927

Total current liabilities	134,368	145,718
Long-term debt	202,808	202,748
Other long-term liabilities	12,183	12,151
Deferred income taxes	30,985	34,182

Total liabilities	380,344	394,799
Shareholders' equity	420,414	417,442

Total Liabilities and Shareholders' Equity	$800,758	$812,241